Exhibit 10.2

EXECUTION COPY

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

by and between

KOHL’S DEPARTMENT STORES, INC.

and

CHASE BANK USA, NATIONAL ASSOCIATION

March 5, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Generally.	1
1.2	Miscellaneous.	8

ARTICLE 2 ESTABLISHMENT OF THE PROGRAM		8
2.1	Generally.	8
2.2	Credit Program.	8
2.3	Account Terms.	8
2.4	Conversion of Purchased Accounts.	9
2.5	Exclusivity.	9
2.6	Non-Solicitation.	9

ARTICLE 3 PROGRAM MANAGEMENT		10
3.1	Program Objectives.	10
3.2	Program Managers; Program Team.	10
3.3	Management Committee.	11
3.4	Functions of the Management Committee.	11
3.5	Management Committee Meetings.	12

ARTICLE 4 PROGRAM OPERATION		12
4.1	Operating Procedures; Operation of the Program.	12
4.2	Certain Responsibilities of Kohl’s.	12
4.3	Certain Responsibilities of Bank.	13
4.4	Ownership of Accounts.	14
4.5	Documents Developed and Used in Connection with the Program.	15
4.6	Risk Management/Credit Standards.	15
4.7	Exception Accounts.	15
4.8	Program Website.	16
4.9	Sales Taxes.	16
4.10	Systems.	16

ARTICLE 5 MARKETING OF THE PROGRAM		16
5.1	Kohl’s Responsibility to Market the Program.	16
5.2	Bank’s Responsibility to Market the Program.	17
5.3	Communications with Cardholders.	17
5.4	Access to Bank Marketing Resources.	18
5.5	Club Plans.	18

ARTICLE 6 CARDHOLDER AND CUSTOMER INFORMATION		18
6.1	Customer Information.	18
6.2	Qualified Kohl’s Customer List.	19
6.3	Cardholder Data.	20
6.4	Kohl’s Shopper Data.	20
6.5	Data Security.	20

ARTICLE 7 OPERATING STANDARDS		22
7.1	Reports.	22

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7.2	Servicing.	22
7.3	Customer Service.	22
7.4	Transfer of Servicing to Bank.	23
7.5	Access.	23
7.6	Disaster Recovery Plans.	23
7.7	Sarbanes-Oxley Compliance.	23

ARTICLE 8 MERCHANT SERVICES		24
8.1	Transmittal and Authorization of Charge Transaction Data.	24
8.2	POS Terminals.	24
8.3	In-Store Payments.	24
8.4	Settlement Procedures.	25
8.5	Returns of Kohl’s Goods and/or Services.	25
8.6	No Merchant Discount.	25

ARTICLE 9 PROGRAM ECONOMICS		26
9.1	Monthly Statement to Kohl’s.	26
9.2	Compensation.	26

ARTICLE 10 LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY		26
10.1	The Kohl’s Licensed Marks.	26
10.2	The Bank Licensed Marks.	28
10.3	Ownership of Intellectual Property.	29

ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS		30
11.1	General Representations and Warranties of Kohl’s.	30
11.2	General Representations and Warranties of Bank.	32
11.3	General Covenants of Kohl’s.	34
11.4	General Covenants of Bank.	35

ARTICLE 12 CONFIDENTIALITY		37
12.1	General Confidentiality.	37
12.2	Use and Disclosure of Confidential Information	38
12.3	Unauthorized Use or Disclosure of Confidential Information	38
12.4	Return or Destruction of Confidential Information	39

ARTICLE 13 RETAIL PORTFOLIO ACQUISITIONS AND DISPOSITIONS		39
13.1	Retail Portfolio Acquisition.	39
13.2	Retail Portfolio Disposition.	39

ARTICLE 14 EVENTS OF DEFAULT; RIGHTS AND REMEDIES		39
14.1	Events of Default.	39
14.2	Defaults by Bank.	40
14.3	Defaults by Kohl’s.	41
14.4	Remedies for Events of Default.	41

ARTICLE 15 TERM/TERMINATION		42
15.1	Term.	42
15.2	Termination by Kohl’s Prior to the End of the Initial Term or a Renewal Term.	42
15.3	Termination by Bank Prior to the End of the Initial Term or Renewal Term.	42

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ARTICLE 16 EFFECTS OF TERMINATION		42
16.1	General Effects.	42
16.2	Kohl’s Option to Purchase the Program Assets.	42
16.3	Rights of Bank if Purchase Option not Exercised.	43

ARTICLE 17 INDEMNIFICATION		43
17.1	Kohl’s Indemnification of Bank.	43
17.2	Bank’s Indemnification of Kohl’s.	44
17.3	Procedures.	45
17.4	Notice and Additional Rights and Limitations.	46

ARTICLE 18 MISCELLANEOUS		46
18.1	Precautionary Security Interest.	47
18.2	Securitization; Participation.	47
18.3	Assignment.	47
18.4	Sale or Transfer of Accounts.	47
18.5	Subcontracting.	47
18.6	Amendment.	48
18.7	Non-Waiver.	48
18.8	Severability.	48
18.9	Waiver of Jury Trial.	48
18.10	Governing Law.	48
18.11	Captions.	48
18.12	Notices.	48
18.13	Further Assurances.	49
18.14	No Joint Venture.	49
18.15	Press Releases.	49
18.16	No Set-Off.	50
18.17	Conflict of Interest.	50
18.18	Third Parties.	50
18.19	Force Majeure.	50
18.20	Entire Agreement.	50
18.21	Binding Effect; Effectiveness.	51
18.22	Counterparts/Facsimiles.	51
18.23	Survival.	51

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This Private Label Credit Card Program Agreement is made as of the 5th day of March, 2006, by and between KOHL’S DEPARTMENT STORES, INC. (“Kohl’s”), a Delaware corporation with its principal offices at Menomonee Falls, Wisconsin, and Chase Bank USA, National Association (“Bank”), a national bank with an office at 3 Christina Center 201 North Walnut Street Wilmington, DE, 19801.

W I T N E S S E T H:

WHEREAS, Bank has established programs to extend private label card credit to qualified customers for the purchase of goods and services;

WHEREAS, Kohl’s is engaged, among other activities, in operating retail department stores and a Private Label Credit Card Business;

WHEREAS, concurrently with the execution of this Agreement, Bank and Kohl’s are entering into a purchase and sale agreement (the “Purchase Agreement”) pursuant to which Bank shall purchase Kohl’s Private Label Credit Card Business, including certain credit card accounts and associated receivables (“Purchased Accounts”);

WHEREAS, it is a condition precedent to the obligations of Kohl’s under the Purchase Agreement that Kohl’s and Bank enter into this Agreement;

WHEREAS, Kohl’s has requested that Bank establish a program pursuant to which Bank shall issue Private Label Credit Cards, which shall be accepted only by Kohl’s Channels; and

WHEREAS, the parties agree that the goodwill associated with the “Kohl’s” mark contemplated for use hereunder is of substantial value which is dependent upon the maintenance of high quality services and appropriate use of the mark pursuant to this Agreement;

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kohl’s and Bank agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Generally.

The following terms shall have the following meanings when used in this Agreement:

“Account” means a Private Label Credit Card-accessed open-end credit account established in favor of a Cardholder, pursuant to which such Cardholder may finance the purchase of Goods and/or Services from Kohl’s Channels, subject to the terms of a Credit Card Agreement. The term Account includes Purchased Accounts.

“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, including Credit Card Documentation, checks or other forms of payment with respect to an Account, credit bureau reports (to the extent not prohibited from transfer by contract with the credit bureau), adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, whether tangible or intangible, including information arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include Kohl’s register tapes, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Goods and/or Services.

“Account Terms” has the meaning set forth in Section 2.3.

“Accrued Interest” means the aggregate amount of all finance charges that were accrued and earned, but not posted on the Accounts as of the end of the month or other relevant time period.

“Acquisition Price” has the meaning set forth in Schedule 1.1.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Private Label Credit Card Program Agreement, together with all of its schedules and exhibits, and, if modified, altered, supplemented, amended and/or restated, as the same may be so modified, altered, supplemented, amended and/or restated from time to time.

“Applicable Law” means all applicable federal, state and local laws, statutes, regulations, written regulatory guidance, orders or directives, opinions and interpretations of any Governmental Authority, as may be amended and in effect from time to time during the Term of this Agreement, including: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act and its implementing regulations (“GLBA”); (vii) the USA PATRIOT Act and its implementing regulations; and (vii) the Federal Trade Commission Act.

“Bank” has the meaning set forth on page 1.

“Bank Event of Default” means the occurrence of any one of the events listed in Section 14.2 hereof or an Event of Default of Bank.

“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule B and licensed to Kohl’s under Section 10.2.

“Bank Nominees” shall have the meaning set forth in Section 3.3.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.

“Billing Date” means, for any Account, the last day of each regular period when the Account is billed.

“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases of Goods and/or Services and a statement with only past-due account information.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Kohl’s and Bank both are open for business.

“Cardholder” means any Person who has been issued a Credit Card regardless of the Person’s place of residency or incorporation.

“Cardholder Indebtedness” means all amounts owing (after deduction of credit balances and unapplied cash) to Bank from Cardholders with respect to Accounts (including outstanding loans, cash advances and other extensions of credit; billed or posted but unbilled finance charges and late charges; Accrued Interest; and any other fees, charges and interest assessed on the Accounts).

“Cardholder Data” means all personally identifiable information about a Cardholder received by or on behalf of Bank (including by Kohl’s as servicer) in connection with the Cardholder’s application for or use of a Private Label Credit Card or Account or otherwise obtained by or on behalf of Bank (including by Kohl’s as servicer) for inclusion in a database of Cardholder information but shall not include Kohl’s Shopper Data.

“Cardholder List” means any list in electronic form that identifies or provides a means of differentiating Cardholders, including any such electronic listing that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

“Charge Transaction Data” means the transaction information with regard to each purchase of Goods and/or Services by a Cardholder on credit and each return of Goods and/or Services or other adjustment for credit in the form of electronic information as more particularly set forth in the Operating Procedures.

“Club Plans” has the meaning set forth in Section 5.5.

“Co-Branded Credit Card” means a credit card that bears a Kohl’s Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of VISA U.S.A., Inc., MasterCard International Inc. or any other mutually agreed upon payment system.

“Confidential Information” has the meaning set forth in Section 12.1(a).

“Conversion Date” means the date mutually agreed between Kohl’s and Bank on which the Account Terms will first be changed pursuant to Section 2.4(a).

“Credit Card Agreement” means the credit card agreement between Bank and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements which now or hereafter may be made to such Credit Card Agreement (and any replacement of such agreement).

“Credit Card Application” means Bank’s credit application which must be completed and submitted for review to Bank by individuals who wish to become Cardholders.

“Credit Card Documentation” means, with respect to Accounts, all Credit Card Applications, Credit Card Agreements, Credit Cards, Value Proposition Agreements, the Program Privacy Policy and Billing Statements relating to such Accounts.

“Disclosing Party” has the meaning set forth in Section 12.1(d).

“Effective Date” means the Closing Date, as that term is defined in the Purchase Agreement. If the Purchase Agreement terminates without consummation of the Closing, this Agreement shall be null and void.

“Enhancement Products” means the Credit Card enhancement products listed in Exhibit B to Schedule 6.3, or such other products as shall be approved by Kohl’s from time to time.

“Event of Default” means the occurrence of any one of the events listed in Section 14.1.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the most recent Friday edition prior to any required payment or settlement date in which such offered rate is reported, and if such rate is not so reported in any Friday edition of The Wall Street Journal during the thirty day period preceding such required payment or settlement date, such offered rate as reported in another publication reasonably acceptable to parties.

“Financing Income” has the meaning set forth in Schedule 1.1.

“Full File Reissue” shall mean the re-issuance of Credit Cards to Cardholders with charging privileges who have used their Account within the past twenty-four (24) months.

“GAAP” means generally accepted accounting principles, consistently applied.

“Goods and/or Services” means the products and services sold by or through Kohl’s Channels, including for personal, family, household or business purposes.

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

“Indemnified Party” has the meaning set forth in Section 17.3(a).

“Indemnifying Party” has the meaning set forth in Section 17.3(a).

“Initial Term” has the meaning set forth in Section 15.1.

“Inserts” has the meaning set forth in Section 5.3(a).

“In-Store Payment” means any payment on an Account made in a Kohl’s Channel by a Cardholder or a person acting on behalf of a Cardholder.

“Intellectual Property” means, on a worldwide basis, other than with respect to Kohl’s Licensed Marks or Bank Licensed Marks, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trade marks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Knowledge” means, with respect to either Kohl’s or the Bank, the actual knowledge of each respective party’s Manager.

“Kohl’s” has the meaning set forth on page 1.

“Kohl’s Channels” means all retail establishments owned or operated by Kohl’s or its Affiliates in the United States (including Licensee departments therein) and all mail order, catalog, Internet outlets (including websites operated by Kohl’s or its Licensees) and other direct access media within the United States that are owned or operated by Kohl’s, its Affiliates or its Licensees.

“Kohl’s Core Systems” has the meaning set forth in Section 4.10(a).

“Kohl’s Event of Default” means the occurrence of any one of the events listed in Section 14.3 or an Event of Default of Kohl’s.

“Kohl’s Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Kohl’s or its Affiliates listed on Schedule A and licensed to Bank by Kohl’s or its Affiliates under Section 10.1.

“Kohl’s Nominees” has the meaning set forth in Section 3.3.

“Kohl’s Operating Procedures” shall mean the operating procedures employed by Kohl’s prior to the Effective Date.

“Kohl’s Shopper” shall mean any Person who makes purchases of Goods and/or Services.

“Kohl’s Shopper Data” shall mean all personally identifiable information regarding a Kohl’s Shopper that is obtained by Kohl’s in connection with the Kohl’s Shopper making a credit purchase of Goods and/or Services including all transaction and experience information collected by Kohl’s with regard to each purchase made by a Kohl’s Shopper, including the item-specific transaction information collected about Cardholders.

“Licensee(s)” means any person(s) authorized by Kohl’s to operate in and sell goods and/or services from Kohl’s Channels under the Kohl’s Licensed Marks.

“Management Committee” shall mean the committee established pursuant to Section 3.3.

“Manager” has the meaning set forth in Section 3.2(a).

“Monthly Settlement Sheet” has the meaning set forth in Section 9.1.

“New Mark” has the meaning set forth in Sections 10.1(b) and 10.2(b).

“Nominated Purchaser” has the meaning set forth in Schedule 16.2.

“Operating Procedures” has the meaning set forth in Section 4.1(a).

“Parent” shall mean JPMorgan Chase & Co.

“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof.

“POS” means point of sale.

“Private Label Credit Card” or “Credit Card” means a proprietary card that may be used by the related Cardholder to purchase Goods and/or Services from Kohl’s or other Persons authorized by Kohl’s through open-end revolving credit, commonly known as credit, store or Kohl’s charge card, commonly referred to as “Kohl’s Charge.”

“Private Label Credit Card Business” means the Business, as that term is defined in the Purchase Agreement.

“Program” means the private label credit card program established by Kohl’s and Bank and made available to Cardholders and qualified applicants for the purchase of Goods and/or Services through Kohl’s Channels, including the extension of credit, billings, collections, customer service, accounting between the parties and all other aspects of the customized credit plan specified herein and in Credit Card Agreements.

“Program Assets” has the meaning set forth in Schedule 1.1.

“Program Net Losses” has the meaning set forth in Schedule 1.1.

“Program Privacy Policy” shall mean the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program.

“Program Purchase Date” has the meaning set forth in Schedule 16.2.

“Program Website” has the meaning set forth in Section 4.8(a).

“Purchase Agreement” has the meaning set forth on page 1.

“Purchase Notice” has the meaning set forth in Schedule 16.2.

“Purchased Accounts” has the meaning set forth on page 1.

“Qualified Kohl’s Customer” shall mean customers of Kohl’s that Kohl’s determines are available to be solicited for Accounts under the Program.

“Qualified Kohl’s Customer List” means the list of Qualified Kohl’s Customers provided from time to time by Kohl’s to Bank for purposes of soliciting such Persons for the Program.

“Receiving Party” has the meaning set forth in Section 12.1(d).

“Renewal Term” has the meaning set forth in Section 15.1.

“Risk Adjusted Yield” has the meaning set forth in Schedule 1.1.

“Risk Management Policies” has the meaning set forth in Section 4.6(a).

“Solicitation Materials” means documentation, materials, artwork, copy, trademarks (excluding the Kohl’s Licensed Marks and the Bank Licensed Marks), copyrights and any protectible items, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.

“Term” means the Initial Term and each Renewal Term.

“Termination Period” means the period beginning with the date of any notice of termination pursuant to Article 15 and ending on the Program Purchase Date, if Kohl’s or its designee purchases the Program Assets or, if Kohl’s does not exercise its purchase option, the later of termination of this Agreement, Kohl’s written notice that it will not exercise its purchase option or expiration of the purchase option.

“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

“Transaction” means any purchase of Goods and/or Services through a Kohl’s Channel using a Private Label Credit Card or Account number.

“Value Proposition” means Kohl’s new account opening discounts, coupons, promotional card event discounts, and any other card-related promotional or rewards programs as may be established by Kohl’s from time to time.

1.2	Miscellaneous.

As used herein,

(a)	all references to the plural number shall include the singular number (and vice versa),

(b)	unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar,”

(c)	all references to “herein,” “hereunder,” “hereinabove” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement, and

(d)	all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

ARTICLE 2

ESTABLISHMENT OF THE PROGRAM

2.1	Generally.

Pursuant to the terms and conditions of this Agreement, Kohl’s and Bank shall establish and participate in the Program commencing on the Effective Date.

2.2	Credit Program.

Beginning as of the Effective Date, Bank shall offer Private Label Credit Cards to qualified customers in accordance with this Agreement and the Credit Card Agreement.

2.3	Account Terms.

(a)	Beginning as of the Effective Date, or such later date as shall be agreed by the parties, the terms and conditions for the Accounts (“Account Terms”) shall be those specified in Schedule 2.3(a) for the period(s) set forth in Schedule 2.3(a).

(b)	The parties agree as set forth in Schedule 2.3(b) with respect to changes to Account Terms and change in terms notices.

2.4	Conversion of Purchased Accounts.

(a)	On the Conversion Date, Bank shall begin to convert all of the Purchased Accounts to the Account Terms as specified in Schedule 2.3(a) hereto, provided that Bank shall only increase, decrease or eliminate existing credit line assignments in accordance with the Risk Management Policies. Bank shall utilize Kohl’s existing Account numbers and data structure on the Accounts.

(b)	After the Effective Date, Kohl’s, as servicer for Bank, shall prepare and send via mail or e-mail, in cases where Cardholders have opted to receive e-mail notifications and such method of notification is permissible under Applicable Law, a change in terms notice as required by Applicable Law to each Person obligated on a Purchased Account. Descriptions of the terms and conditions of the Account shall be included as part of such notices to the extent required by Applicable Law. All such notices and descriptions shall be reviewed and approved by both parties; provided, that, if the parties cannot agree, Bank, in its reasonable discretion, shall have ultimate decision-making authority with respect to changes that are required by Applicable Law and Kohl’s shall have ultimate decision-making authority with respect to all other aspects of such notices and descriptions. Kohl’s, as servicer for Bank, shall also destroy and replace any necessary documentation such as Solicitation Materials, Credit Card Applications and any other Account Documentation.

(c)	Kohl’s, as servicer for Bank, shall perform a Full File Reissuance of all Private Label Credit Cards at least twice during the Initial Term. For each additional twenty-four (24) month period beyond the Initial Term, Kohl’s, as servicer for Bank, shall conduct one complete Full File Reissuance of the Private Label Credit Cards. Kohl’s shall, in its sole discretion, determine the manner and timing for reissuing the Private Label Credit Cards including whether a reissuance should occur in phases.

(d)	The parties agree as set forth in Schedule 2.4(d) with respect to the costs of conversion and Full File Reissuances.

2.5	Exclusivity.

The parties agree as set forth in Schedule 2.5 with respect to exclusivity.

2.6	Non-Solicitation.

Bank shall not recruit or directly solicit for employment any employees of Kohl’s or its Affiliates during the Term and for a two-year period following the end of the Term. Kohl’s and its Affiliates shall be entitled to specific performance of such provisions in addition to any other remedies that they may have at law or in equity. For the avoidance of doubt, nothing herein shall prohibit Bank from hiring Kohl’s employees who respond to advertisements in the media or job postings that are not targeted to Kohl’s employees.

ARTICLE 3

PROGRAM MANAGEMENT

3.1	Program Objectives.

In performing its responsibilities with respect to the management and administration of the Program, each party shall be guided by the following Program objectives:

(a)	To enhance the experience of Kohl’s Shoppers;

(b)	To increase retail sales of Kohl’s;

(c)	To maximize Program economics while minimizing operational costs and complexity; and

(d)	To leverage the Program to identify existing and potential Kohl’s Shoppers, develop and deepen relationships with Kohl’s Shoppers and finance retail sales growth.

3.2	Program Managers; Program Team.

(a)	Kohl’s and Bank shall each appoint one Program manager (each, a “Manager”). The Managers shall exercise day-to-day operational oversight of the Program and coordinate the efforts between Kohl’s and Bank. Kohl’s and Bank shall endeavor to provide stability and continuity in the Manager positions and each party’s other Program personnel. The initial Manager for Kohl’s and Bank is set forth on Schedule 3.2(a). Each Manager shall sign a confidentiality agreement to ensure compliance with Article 12.

(b)	Bank’s Manager shall report directly to the Private Label Executive, who shall be Harry S. DiSimone as of the Effective Date. Kohl’s, acting reasonably, shall have the right to require replacement of the Bank Manager in the event that such Bank Manager’s performance is unsatisfactory. The appointment of a new Manager by Bank is subject to the prior approval of Kohl’s. Each Bank Manager shall have substantial relevant experience, including experience with the department store industry, comparable customer demographics and loyalty programs. Bank shall not reassign the Bank Manager for a period of at least two (2) years from the date the Manager is no longer employed in connection with the Program to any other retail department store program operated by Bank or any of its Affiliates. The Bank Manager shall work full-time in the greater metropolitan Milwaukee, Wisconsin area but shall not work in a Kohl’s office.

(c)	Bank shall make available to Kohl’s without additional cost the services of employees of the Bank to support the Program. Such employees are identified on Schedule 3.2(c) and shall have the functions, qualifications and availability identified on Schedule 3.2(c).

3.3	Management Committee.

The parties hereby establish a committee (the “Management Committee”) to review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action. The Management Committee shall consist of at least six (6) members, at least three (3) of whom shall be nominated by Kohl’s (“Kohl’s Nominees”) and at least three (3) of whom shall be nominated by Bank (“Bank Nominees”). The initial Kohl’s Nominees and Bank Nominees will be nominated prior to the Effective Date. Each party shall nominate its Manager to serve as one of its nominees on the Management Committee. At least one nominee from each party shall be the individual with overall responsibility for the performance of the Program within his or her respective corporate organization, which, in the case of Bank, shall be the chief financial officer or chief operating officer of the private label credit card business of Bank and, in the case of Kohl’s shall be the vice president of credit. Each party may substitute its nominees to the Management Committee from time to time so long as their nominees continue to satisfy the above requirements; provided that each party shall provide the other party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

3.4	Functions of the Management Committee.

The Management Committee shall primarily serve as a forum for the parties to discuss and recommend initiatives to improve the Program. The Management Committee shall have no decision-making authority and any decision-making authority regarding various aspects of the Program is as set forth throughout this Agreement. Specifically the Management Committee shall:

(a)	Monitor and review Program activities;

(b)	Monitor activities of competitive programs, identify implications of market trends and develop initiatives to present to Kohl’s to ensure that the Program remains competitive;

(c)	Review marketing initiatives presented by Bank under Section 5.2 and develop recommendations for Kohl’s approval;

(d)	Review and recommend Enhancement Products, changes to the Account Terms, etc.; and

(e)	Carry out such other tasks as are assigned to it by this Agreement or jointly by the parties.

3.5	Management Committee Meetings.

(a)	The Management Committee will meet from time to time as its members consider necessary, but in no event less than once per quarter. Meetings may be held in person or wholly or partly by way of telephone or video conference.

(b)	The Management Committee shall determine the frequency, place and agenda for its meetings, the manner in which meetings will be called and all procedural matters not set forth herein.

ARTICLE 4

PROGRAM OPERATION

4.1	Operating Procedures; Operation of the Program.

(a)	Except as modified by mutual agreement of the parties from time to time, the Operating Procedures shall be the Kohl’s Operating Procedures set forth on Schedule 4.1 (including Exhibit A thereto). The parties shall cooperate to review and update Operating Procedures as appropriate.

(b)	Bank shall be responsible for monitoring and updating the Operating Procedures to comply with changes in Applicable Law; provided that Bank may only update the Operating Procedures to comply with Applicable Law if Bank is making such change across its entire credit card portfolio and after Kohl’s prior review.

(c)	Bank and Kohl’s shall provide, either directly or indirectly, the services, materials and personnel necessary to operate the Program in accordance herewith and in accordance with the Operating Procedures.

4.2	Certain Responsibilities of Kohl’s.

In addition to its other obligations set forth elsewhere in this Agreement, the parties agree that during the Term, Kohl’s shall, as servicer for Bank:

(a)	maintain a system to process Credit Card Applications, establish new Accounts, assign, increase and decrease credit lines, and authorize Transactions;

(b)	maintain a call center or call centers to respond to inquiries from Cardholders and to deal with billing related claims and adjustments (including making finance charge and late fee reversals in accordance with past practices or as the parties mutually agree);

(c)	provide Account monitoring services, including identifying delinquencies, identifying collection efforts required, implementing credit-line adjustments, over limit authorizations and Account reactivation, deactivation or cancellation;

(d)	handle collection and recovery efforts with respect to Accounts;

(e)	be responsible for Credit Card Application processing, customer service, statementing, payment processing, Transaction authorization and processing, Value Proposition administration, collections and risk management;

(f)	prepare, process and mail Billing Statements, Inserts, Program Privacy Policy notices, change in terms notices and other communications to Cardholders;

(g)	produce and issue all new, replacement and reissued credit card plates related to the Private Label Credit Cards;

(h)	in its capacity as servicer, operate in accordance with the Risk Management Policies and Operating Procedures; and

(i)	have ultimate decision-making authority with respect to any aspect of the Program except for the Account Terms which are governed by Section 2.3, the change in terms notices which are governed by Section 2.4(b), the Operating Procedures which are governed by Section 4.1, the Risk Management Policies which are governed by Section 4.6 and Bank’s right to make changes to documents and materials to ensure compliance with Applicable Law which is governed by Section 4.5.

4.3	Certain Responsibilities of Bank.

In addition to its other obligations set forth elsewhere in this Agreement, the parties agree that during the Term, Bank shall:

(a)	extend credit on newly originated and existing Accounts in accordance with the Risk Management Policies and Operating Procedures;

(b)	comply with the terms of the Cardholder Agreements, the Program Privacy Policy and all Cardholder opt-outs;

(c)	monitor and notify Kohl’s of changes in Applicable Law that will affect the Program and ensure that the Program complies in all material respects with Applicable Law at all times;

(d)	fulfill its obligations as set forth in Schedule 4.3(d);

(e)	provide Kohl’s compliance staff and counsel reasonable access to Bank’s compliance staff and counsel in order to address issues relating to compliance with Applicable Law; and

(f)	as directed by Kohl’s, score Kohl’s Shoppers using Bank’s or Kohl’s systems and deliver such information to Kohl’s to the extent permitted by Applicable Law.

4.4	Ownership of Accounts.

(a)	Except to the extent of Kohl’s ownership of the Kohl’s Licensed Marks and its option to purchase the Program Assets under Section 16.2, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with its obligations under this Agreement and the Operating Procedures and in no event in a manner less favorable than its exercise of similar rights in connection with its other private label credit card portfolios. All purchases of Goods and/or Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the Cardholder and Bank, respectively. Kohl’s acknowledges and agrees that (i) it has no right, title or interest (except for its right, title and interest in the Kohl’s Licensed Marks and its option to purchase the Program Assets under Section 16.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

(b)	Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, and (ii) retain for its account all Cardholder Indebtedness and such other fees and income authorized by the Credit Card Agreements and collected by Bank with respect to the Accounts and Cardholder Indebtedness.

(c)	Bank shall fund all Cardholder Indebtedness on the Accounts.

(d)	Bank shall have the exclusive right to effect collection of Cardholder Indebtedness, subject to Section 7.2, and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank shall make all collections for its account using the phrase “Kohl’s Charge” to identify the Account and shall direct all checks to be made payable to “Kohl’s” or, with Kohl’s approval, another name. Kohl’s grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Kohl’s name upon any form of payment that may have been issued in Kohl’s name in respect of any Account.

(e)	Notwithstanding the foregoing, in addition to payments made by mail, Kohl’s shall accept payments made with respect to an Account (i) in a Kohl’s store as provided in Section 8.3, (ii) online, and (iii) by telephone through the call center.

(f)	With respect to all Account Documentation, and notwithstanding the purchase of such Account Documentation by Bank as of the Effective Date for so long as Kohl’s is the servicer of the Accounts, Kohl’s shall continue to hold and retain the Account Documentation following the Effective Date as bailee for the sole benefit of Bank.

4.5	Documents Developed and Used in Connection with the Program.

(a)	The content, design and format of all documents and materials used in connection with the Program including the Credit Card Documentation, Solicitation Materials and Private Label Credit Cards (both front and back) shall be as proposed by Kohl’s and modified by Kohl’s from time to time (except for the Account Terms which are governed by Section 2.3, the change in terms notices which are governed by Section 2.4(b), the Operating Procedures which are governed by Section 4.1 and the Risk Management Policies which are governed by Section 4.6); provided that Bank shall be responsible for ensuring that all such documents and materials comply in all material respects with Applicable Law and, subject to Kohl’s prior review, Bank may make changes to such documents and materials to ensure compliance with Applicable Law. Bank may also propose other changes to the Program documents and materials which Kohl’s may approve in its discretion. Kohl’s shall provide Bank an opportunity to review all such documents and materials for compliance with Applicable Law and Bank shall review and approve such documents and materials in a timely manner and in accordance with Kohl’s production calendar. Kohl’s shall have no obligation to provide an opportunity for legal review if Bank has previously approved such document, text or template unless Bank has notified Kohl’s of a change in Applicable Law that has occurred since the prior review or the document, text, or template is intended to be used in a manner or context that differs from the manner or context for which the prior approval was provided.

(b)	The parties agree as set forth in Schedule 4.5(b) with respect to Program documents.

(c)	Kohl’s Licensed Marks shall appear prominently on the face of the Private Label Credit Cards. The front of the Private Label Credit Cards shall not bear Bank’s Licensed Marks or Bank’s name.

4.6	Risk Management/Credit Standards.

Bank and Kohl’s agree regarding risk management and credit standards as set forth in Schedule 4.6.

4.7	Exception Accounts.

(a)	Notwithstanding the foregoing, Bank shall, upon request by Kohl’s, offer a Private Label Credit Card and Account to any customer that does not satisfy Bank’s credit standards; provided that Bank shall have no obligation to issue such a Private Label Credit Card and Account if, at the time Kohl’s makes such a request to Bank, the aggregate Cardholder Indebtedness associated with Accounts approved under this section exceeds the percentage set forth in Schedule 4.7(a).

(b)	Notwithstanding the foregoing, Bank shall, upon request by Kohl’s, work with Kohl’s to develop a program whereby any Kohl’s employee that does not satisfy

Bank’s credit standards may receive an Account. The parties shall work together in good faith to develop the terms of such a program including whether such Accounts should be secured or prepaid.

4.8	Program Website.

(a)	Kohl’s shall maintain a Kohl’s-branded website for Cardholders and potential Cardholders (“Program Website”). The Program Website shall be accessed solely by means of links from the Kohl’s website and shall contain or otherwise be associated with only such material and links as Kohl’s shall determine in its discretion, subject to Applicable Law. Kohl’s will provide links to the Program Website on (i) its home page, (ii) its check-out pages, and (iii) such other pages as Kohl’s shall determine from time to time. Kohl’s shall ensure that the Program Privacy Policy is clearly and prominently posted on the pages of the Program Website. There shall be hyperlinks from the Bank’s websites to Kohl’s website and, at Kohl’s discretion, from Kohl’s websites to the Bank’s website.

(b)	The Program Website shall permit Cardholders to (i) view the Cardholder’s Account information and Billing Statements, and (ii) make payments on the Cardholder’s Account via automated clearing house transfer or other payment mechanism approved by the parties. In addition, the Program Website shall include any other functions as may be approved by the Managers from time to time.

(c)	Pursuant to Section 4.10(b), Bank shall provide to Kohl’s a real-time online credit application system including the hardware, software, licenses and other support necessary in order to augment Kohl’s credit processing system to enable the Program Website to permit potential Cardholders to access a Credit Card Application, complete and submit the Credit Card Application online and receive an immediate approval or denial.

4.9	Sales Taxes.

The parties agree as set forth in Schedule 4.9 with respect to sales taxes.

4.10	Systems.

The parties agree as set forth in Schedule 4.10 with respect to systems.

ARTICLE 5

MARKETING OF THE PROGRAM

5.1	Kohl’s Responsibility to Market the Program.

(a)	Kohl’s shall bear primary responsibility for marketing the Program and shall make all marketing decisions in its discretion.

(b)	Kohl’s may, in its discretion, choose and implement marketing initiatives including offering the Value Proposition to Cardholders. Kohl’s may, in its discretion, offer a different Value Proposition through a rewards program to certain Cardholders who spend a certain amount on their Accounts.

(c)	In addition, the parties agree as set forth in Schedule 5.1(c) with respect to the Value Proposition and Kohl’s marketing initiatives.

5.2	Bank’s Responsibility to Market the Program.

In March and September of each year and from time to time, Bank shall present to the Management Committee a list of possible marketing initiatives and the associated budget for each marketing initiative. In addition, the parties agree as set forth in Schedule 5.2 with respect to Bank’s marketing initiatives.

5.3	Communications with Cardholders.

(a)	Kohl’s Inserts. Kohl’s shall have the exclusive right to communicate with Cardholders, except for any message required by Applicable Law, through use of inserts, fillers and bangtails (collectively, “Inserts”), including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements, subject to Applicable Law. Notwithstanding the foregoing, subject to Kohl’s prior written approval, Bank may communicate with Cardholders through Inserts. Bank shall be responsible for the content of, and the cost of preparing and printing Inserts required by Applicable Law and Bank Inserts which have been approved by Kohl’s, and Kohl’s shall be responsible for the content of, and the cost of preparing and printing, any other Inserts. If the insertion of any Bank Inserts approved by Kohl’s in particular Billing Statements would increase postage costs for such Billing Statements, Bank agrees to pay for the incremental postage cost of such Inserts. Notwithstanding anything contained herein to the contrary, any inserts required by Applicable Law shall be given priority for inclusion in a Billing Statement over other Inserts described herein.

(b)	Billing Statement Messages. Kohl’s shall have the exclusive right to use Billing Statement messages and Billing Statement envelope messages in each Billing Cycle to communicate with Cardholders, subject to Applicable Law. Notwithstanding the foregoing, the following messages shall take precedence over any Kohl’s messages: (i) any message required by Applicable Law, and (ii) collection and/or customer service messages. Notwithstanding the first sentence in this Section 5.3(b), subject to Kohl’s prior written approval, Bank may communicate with Cardholders through Billing Statement messages. Bank shall be responsible for the content of any message required by Applicable Law and any message which has been approved by Kohl’s, and Kohl’s shall be responsible for the content of any other Billing Statement message. Bank shall provide Kohl’s reasonable advance notice of all messages that are required to comply with Applicable Law to allow Kohl’s to coordinate the timing and content of all statement messages.

(c)	Other Communications. Kohl’s shall have the exclusive right to communicate with Cardholders through direct mail (including through books, invitations, newsletters and postcards), e-mail, telephone messaging, text messaging and any other communication channel that Kohl’s deems appropriate. Kohl’s may communicate with Cardholders through these channels about any aspect of the Program, including the Value Proposition, and any other Goods and/or Services, in Kohl’s discretion, subject to Applicable Law. Notwithstanding the first sentence in this Section 5.3(c), subject to Kohl’s prior review, Bank may communicate with Cardholders through any of the foregoing communication channels to carry out its obligations as may be required by Applicable Law. Bank shall be responsible for the content of, and the cost of preparing, printing, mailing or sending any such communication required by Applicable Law.

5.4	Access to Bank Marketing Resources.

(a)	The parties agree as set forth in Schedule 5.4(a) with respect to use of certain Bank marketing resources.

(b)	Bank and Kohl’s agree as set forth in Schedule 5.4(b) with respect to certain other marketing matters.

5.5	Club Plans.

The parties agree as set forth in Schedule 5.5 with respect to Club Plans.

ARTICLE 6

CARDHOLDER AND CUSTOMER INFORMATION

6.1	Customer Information.

(a)	All sharing, use and disclosure of information regarding Cardholders, Qualified Kohl’s Customers and Kohl’s Shoppers shall be subject to the provisions of Sections 6.1, 6.2, 6.3 and 6.4. The parties acknowledge that the same or similar information may be contained in Cardholder Data, the Qualified Kohl’s Customer List and Kohl’s Shopper Data, and that each such pool of data will therefore be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example and not limitation: (i) if a Qualified Kohl’s Customer receives a Private Label Credit Card, the Bank may use and disclose the Cardholder Data for all purposes permitted with respect to Cardholder Data hereunder, notwithstanding that the Cardholder originated as a Qualified Kohl’s Customer; and (ii) if a Cardholder makes a purchase of Goods and/or Services with a Private Label Credit Card, Kohl’s may use and disclose the Kohl’s Shopper Data relating to that purchase for all purposes permitted with respect to Kohl’s Shopper Data hereunder, notwithstanding that such information may also constitute Cardholder Data.

(b)	Kohl’s and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Data, the Qualified Kohl’s Customer List and Kohl’s Shopper Data. These safeguards will be designed to ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant. Kohl’s and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Data, the Qualified Kohl’s Customer List or Kohl’s Shopper Data signs a written contract with the transferor in which such third party agrees to substantively the same privacy and security provisions as those in this Agreement. Information transferred by one party on behalf or at the direction of the other will be considered information transferred by the party requesting or directing the transfer. Each party shall use the same degree of care in protecting Cardholder Data, the Qualified Kohl’s Customer List and Kohl’s Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.

6.2	Qualified Kohl’s Customer List.

(a)	Subject to compliance with Applicable Law, Kohl’s privacy policy and such criteria (including format) as may be mutually agreed from time to time, Kohl’s shall make available to Bank, free of any charge, the Qualified Kohl’s Customer List in electronic form. As between Kohl’s and Bank, the Qualified Kohl’s Customer List will be owned exclusively by Kohl’s. Bank acknowledges and agrees that it has no proprietary interest in the Qualified Kohl’s Customer List.

(b)	Bank shall not use, or permit to be used, directly or indirectly, the Qualified Kohl’s Customer List, except as provided in this Section 6.2. Subject to Kohl’s prior written approval, Bank may use the Qualified Kohl’s Customer List in compliance with Applicable Law solely for purposes of soliciting customers listed in the Qualified Kohl’s Customer List for Private Label Credit Cards including on a pre-screened basis. Such solicitations may occur through direct mail, at POS terminals or through any other marketing channels as determined by Kohl’s.

(c)	Bank shall not disclose, or permit to be disclosed, the Qualified Kohl’s Customer List, except as provided in this Section 6.2. Bank may disclose the Qualified Kohl’s Customer List in compliance with Applicable Law solely:

(i)	to its subcontractors in connection with a permitted use of such Qualified Kohl’s Customer List under this Section 6.2; provided that (A) each such subcontractor agrees to be bound by this Section 6.2, or a comparable contractual commitment with the same effect, and (B) Bank shall be responsible for the compliance of each such subcontractor with the terms of this Section.

(ii)	to its Affiliates and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Qualified Kohl’s Customer List in connection with a permitted use of such Qualified Kohl’s Customer List under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment, of access to Qualified Kohl’s Customer List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

(iii)	to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Qualified Kohl’s Customer List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Qualified Kohl’s Customer List to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Kohl’s if reasonably possible under the circumstances, and (2) seeks to redact Qualified Kohl’s Customer List to the fullest extent possible under Applicable Law governing such disclosure.

(d)	Upon the termination of this Agreement, Bank’s rights to use and disclose the Qualified Kohl’s Customer List shall terminate. Promptly following such termination, Bank shall return or destroy all Qualified Kohl’s Customer List and shall certify such return or destruction to Kohl’s upon request.

6.3	Cardholder Data.

The parties agree as set forth in Schedule 6.3 with respect to Cardholder Data.

6.4	Kohl’s Shopper Data.

The parties agree as set forth in Schedule 6.4 with respect to Kohl’s Shopper Data.

6.5	Data Security.

(a)	Kohl’s and Bank will each establish and maintain an information security program that is designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data or Kohl’s Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of such Cardholder Data or Kohl’s Shopper Data; (iii) protect against unauthorized access to or use of such Cardholder Data or Kohl’s Shopper Data that could result in substantial harm or inconvenience to any Cardholder or applicant for a Credit Card; (iv) ensure the proper disposal of such Cardholder Data or Kohl’s Shopper Data; and (v) ensure compliance with the standards and requirements set forth in Section 4.10(h).

(b)	Kohl’s and Bank shall notify the other party promptly following discovery or notification of any actual breach of security of the information systems maintained by Kohl’s and Bank, respectively. The party that suffers the breach of security (the “Affected Party”) agrees to take action promptly, at its own expense, to investigate the actual breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Cardholders or applicants. The Affected Party shall pay for the costs of any such notification, which notification shall be mutually agreed upon by the parties, such agreement not to be unreasonably withheld, or other remediation necessary. For the purposes of this subsection (b), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Cardholder or Credit Card applicant, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(c)	Kohl’s and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Data or Kohl’s Shopper Data, except for purchasers of charged off Accounts, signs a written contract with the transferor in which such third party agrees in writing to substantively the same privacy and security provisions of this Agreement, including the requirement to maintain an information security program that is designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data or Kohl’s Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of such Cardholder Data or Kohl’s Shopper Data; (iii) protect against unauthorized access to or use of such Cardholder Data or Kohl’s Shopper Data that could result in substantial harm or inconvenience to any Cardholder or applicant for a Credit Card; and (iv) ensure the proper disposal of such Cardholder Data or Kohl’s Shopper Data.

(d)	Kohl’s and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Cardholders or applicants, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

ARTICLE 7

OPERATING STANDARDS

7.1	Reports.

Within thirty (30) days after the end of each month to begin after the Effective Date, Bank shall provide to Kohl’s the reports specified in Schedule 7.1. To the extent that Kohl’s, as servicer to Bank, has access to the information needed to produce such reports, Kohl’s, as servicer, shall provide such information and reports to itself and Bank on Bank’s behalf. The parties shall also provide to each other such other data and reports as are mutually agreed to by the parties from time to time.

7.2	Servicing.

Kohl’s, on behalf of Bank, shall service all Accounts under the Program in accordance with the terms and conditions of this Agreement.

7.3	Customer Service.

(a)	Kohl’s shall be responsible for customer service for the Program in accordance with this Agreement, including the service level standards set forth in Schedule 7.3 as attached hereto.

(b)	Kohl’s shall maintain a separate toll-free customer service telephone number for the Program, which toll-free number shall be provided by and remain the property of Kohl’s. Any publication of the toll-free number shall be approved by Kohl’s.

(c)	Customer service shall be Kohl’s branded to the extent legally permissible. Notwithstanding the foregoing, Bank shall have the right in its reasonable discretion to take or direct Kohl’s to take reasonable steps and make such disclosures it believes are necessary to ensure that at all times the Bank is considered the creditor on the Accounts; provided that Bank shall not direct Kohl’s to take steps which would cause Kohl’s to pay any out-of-pocket costs and expenses unless Bank agrees to pay such out-of pocket costs and expenses.

(d)	If Bank receives any Cardholder complaint or inquiry, Bank shall refer such complaint to Kohl’s in accordance with the Operating Procedures and Kohl’s shall respond directly to the Cardholder. If Bank receives an inquiry from a Governmental Authority, Bank shall notify Kohl’s and the parties shall mutually agree on how to respond to such inquiry; provided that if the parties cannot agree, Bank may directly respond to such inquiry as long as Bank provides Kohl’s a copy of such response and considers Kohl’s best interests in all cases.

(e)	Kohl’s and Bank (or their respective subcontractors, as applicable), may jointly observe and score inbound/outbound telephone customer contacts that Kohl’s has with Cardholders, provided, that, Bank may conduct and score observations alone if a representative of Kohl’s does not join in the observation. Kohl’s will make arrangements to allow Bank to observe customer service operations remotely at any time and without prior notice. Customer service observations may be conducted by Bank on any day and at any time during the day or night, provided that such observations shall not unreasonably interfere with Kohl’s normal business operations.

7.4	Transfer of Servicing to Bank.

(a)	Kohl’s may elect at any time during the Term to transfer some or all of its servicing obligations to Bank upon reasonable prior written notice. If Kohl’s elects to transfer its servicing to Bank, the parties shall mutually agree on the terms and conditions that will govern Bank’s servicing of the Accounts, including appropriate service level standards and penalties and the financial terms.

(b)	If Kohl’s does not exercise its option to purchase the Program Assets under Section 16.2, Kohl’s shall transfer its servicing to Bank; provided that the parties shall mutually agree on the terms and conditions that will govern the transfer of servicing.

(c)	In addition, the parties agree as set forth in Schedule 7.4(c) with respect to transfer of servicing.

7.5	Access.

In addition to access as provided in Section 7.3(e), each party will permit the other party to visit its facilities related to the Program during normal business hours with reasonable advance notice. Each party will also permit the other party to review and obtain copies of the books and records relating to the Program; provided that Bank shall not have access to books and records relating to the expenses or cost structure of servicing the Accounts.

7.6	Disaster Recovery Plans.

Kohl’s and Bank will each maintain in effect during the Term an appropriate disaster recovery and business continuity plan. Each party shall notify the other party of any material changes to its disaster recovery and business continuity plan. Each party will test such plan annually and will promptly initiate such plan upon the occurrence of a disaster or business interruption. Bank shall give the Program no less priority in its recovery efforts than is given to similarly situated Bank credit card programs. In addition, the parties agree as set forth in Schedule 7.6 with respect to disaster recovery.

7.7	Sarbanes-Oxley Compliance.

Bank and Kohl’s acknowledge that: (a) Kohl’s management and Bank’s management are now and/or in the future may be required under the Sarbanes-Oxley Act of 2002 and related regulations (the “SOX Laws”) to, among other things, assess the effectiveness of its internal controls over financial reporting and state in its annual report whether such internal controls are effective; (b) Kohl’s and Bank’s independent auditors are now and/or in the future may be required to evaluate the process used by management to make such assessment to determine whether that process provides an appropriate basis for management’s conclusions; and (c) because Kohl’s and Bank have entered into a significant transaction as described in this Agreement, the controls used by Bank and Kohl’s (including controls that restrict unauthorized access to systems, data and programs) are relevant to Kohl’s and Bank’s evaluation of its internal controls. Having acknowledged the foregoing, and subject to the terms of this Section 7.7, Bank and Kohl’s agree to cooperate with one another and their respective independent auditors as reasonably necessary to facilitate each party’s ability to comply with its obligations under the SOX Laws including by each party providing a copy of its annual SAS 70 Type II Audit and by delivering and implementing a corrective plan if the SAS 70 Type II Audit reveals any deficiencies. In addition, the parties agree as set forth in Schedule 7.7 with respect to compliance with SOX Laws.

ARTICLE 8

MERCHANT SERVICES

8.1	Transmittal and Authorization of Charge Transaction Data.

(a)	Kohl’s will accept the Private Label Credit Cards for Transactions. Kohl’s will transmit Charge Transaction Data for authorization of Transactions as provided in the Operating Procedures. If Kohl’s is unable to communicate with the authorization system for any reason, Kohl’s may complete Transactions without receipt of further authorization as provided in the Operating Procedures.

(b)	Bank, through Kohl’s as servicer, shall authorize or decline Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Private Label Credit Card and the remainder is paid through one or more other forms of payment).

8.2	POS Terminals.

Kohl’s shall maintain POS terminals capable of processing Private Label Credit Card Transactions. To the extent that Bank requires other equipment or changes to such terminals for transmission of Charge Transaction Data under this Agreement, Bank shall provide, or pay for the purchase, installation and maintenance of, such other equipment or required changes to Kohl’s POS credit card terminals.

8.3	In-Store Payments.

Kohl’s may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, which payments shall be deemed to be held in trust for Bank. Kohl’s shall, as necessary, provide proper endorsements on such items. Bank grants to Kohl’s a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. The Operating Procedures shall specify the manner in which such In-Store Payments shall be processed. Kohl’s shall notify Bank upon receipt of In-Store Payments and Bank shall include the Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Charge Transaction Data. Kohl’s shall issue receipts for such payments in compliance with Applicable Law.

8.4	Settlement Procedures.

(a)	Kohl’s will transmit Charge Transaction Data (including Charge Transaction Data arising in connection with sales by Licensees) in the form set forth in Schedule 8.4(a) to Bank in accordance with the Operating Procedures. If Charge Transaction Data is received by Bank’s processing center before 11:30 a.m. (CST) on any Business Day, Bank will process the Charge Transaction Data for payment on the same Business Day. If the Charge Transaction Data is received after 11:31 a.m. (CST) on any Business Day, or at any time on a day other than a Business Day, Bank will process the Charge Transaction Data for payment on the following Business Day.

(b)	Bank will remit to Kohl’s on each Business Day, for itself and any Licensees, an amount equal to: the sum of the total of charges identified in such Charge Transaction Data less the sum of (i) the total amount of any credits included in such Charge Transaction Data for returns of Goods and/or Services in accordance with Section 8.5, and (ii) the total amount of any Cardholder payments received by Kohl’s. Kohl’s shall be responsible for allocating such remittances among all Kohl’s Channels as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept Charge Transaction Data directly from, or make remittances to, any person other than Kohl’s).

8.5	Returns of Kohl’s Goods and/or Services.

If a Cardholder purchases Goods and/or Services on an Account and Kohl’s processes a return of such Goods and/or Services in accordance with Kohl’s return policy or makes another adjustment such as a price reduction, Kohl’s shall provide a credit to such Cardholder’s Account. Kohl’s will transmit the relevant information in the Charge Transaction Data for inclusion in the daily settlement process.

8.6	No Merchant Discount.

None of Kohl’s, its Affiliates or its Licensees shall be required to pay any merchant discount, interchange fees, or other transaction fees on any Transaction. Bank shall directly process the Transactions such that none of Kohl’s, its Affiliates or its Licensees incur any merchant acquirer/processor or similar fees.

ARTICLE 9

PROGRAM ECONOMICS

9.1	Monthly Statement to Kohl’s.

Within five (5) days after the end of each Month, Bank shall deliver to Kohl’s a statement setting forth, in a mutually agreed format,

(a)	the total amount owed to Kohl’s for the month pursuant to Section 9.2, with line item specificity; and

(b)	any other amounts owed to or by Kohl’s as explicitly provided for herein or as otherwise agreed by the parties in writing with line item specificity, which amounts shall be netted.

Each such statement, including supporting documentation, shall be known as a “Monthly Settlement Sheet.”

9.2	Compensation.

The parties agree as set forth in Schedule 9.2 with respect to compensation.

ARTICLE 10

LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY

10.1	The Kohl’s Licensed Marks.

(a)	Grant of License to Use the Kohl’s Licensed Marks. Kohl’s and its Affiliates hereby grant to Bank a non-exclusive, royalty-free, non-transferable right and license to use the Kohl’s Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include the solicitation of Cardholders and potential Cardholders, acceptance of Credit Card Applications, the issuance and reissuance of Credit Cards, the provision of accounting services to Cardholders, the provision of Billing Statements and other correspondence relating to Accounts to Cardholders, the extension of credit to Cardholders, and the advertisement or promotion of the Program. All use of the Kohl’s Licensed Marks shall be approved by Kohl’s. The license hereby granted is solely for the use of Bank and may be used as necessary to permit the exercise by Bank of any of its rights under this Agreement to (i) delegate its obligations to Affiliate(s) and/or third party subcontractors, and (ii) sell the Accounts and Cardholder Indebtedness to third parties for liquidation. The licenses granted hereby may not be sublicensed in connection with the sale of any goods or services without the prior written approval of Kohl’s. Any subcontractor or third party shall agree to comply with all of the standards specified herein and the limitations on the use of the Kohl’s Licensed Marks contained in this Section.

(b)	New Marks. If Kohl’s or its Affiliates adopt a trademark, trade name, service mark logo or other proprietary mark which is used by Kohl’s or its Affiliates in connection with the Program but which is not listed on Schedule A hereto (a “New Mark”), Bank may request that Kohl’s add such New Mark to Schedule A hereto and license its use hereunder, Kohl’s shall not unreasonably fail to do so, and such New Mark shall be added to Schedule A by amendment of this Agreement.

(c)	Termination of License. The license granted in this Section shall terminate six (6) months after the later of (i) the Program Purchase Date, (ii) termination of this Agreement, or (iii) Kohl’s gives written notice that it will not exercise its purchase option or the purchase option expires. Upon such termination of this license, as provided in this subsection (c), all rights in the Kohl’s Licensed Marks shall revert to Kohl’s and its Affiliates, the goodwill connected therewith shall remain the property of Kohl’s and its Affiliates, and Bank shall: (i) discontinue promptly all use of the Kohl’s Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) at Bank’s option, delete the Kohl’s Licensed Marks from or destroy all unused Credit Cards, Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Kohl’s Licensed Marks.

(d)	Ownership of the Kohl’s Licensed Marks. Bank acknowledges that (i) the Kohl’s Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Kohl’s and its Affiliates, (ii) it shall take no action which will adversely affect Kohl’s and its Affiliates exclusive ownership of the Kohl’s Licensed Marks, or the goodwill associated with the Kohl’s Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the Kohl’s Licensed Marks by Bank shall inure to the benefit of Kohl’s and its Affiliates. Nothing herein shall give Bank any proprietary interest in or to the Kohl’s Licensed Marks, except the right to use the Kohl’s Licensed Marks in accordance with this Agreement, and Bank shall not contest Kohl’s or its Affiliates’ title in and to the Kohl’s Licensed Marks.

(e)	Infringement by Third Parties. Bank shall use reasonable efforts to notify Kohl’s, in writing, in the event that it has Knowledge of any infringing use of any of the Kohl’s Licensed Marks by any third party. If any of the Kohl’s Licensed Marks is infringed, Kohl’s alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Kohl’s fails to take reasonable steps to prevent infringement of the Kohl’s Licensed Marks by any retail department store and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Kohl’s take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist Kohl’s, at Kohl’s expense, in the prosecution of those actions that Kohl’s determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Kohl’s Licensed Marks.

10.2	The Bank Licensed Marks.

(a)	Grant of License to Use the Bank Licensed Marks. Bank hereby grants to Kohl’s a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include the solicitation of Cardholders and the advertisement or promotion of the Program. All use of the Bank Licensed Marks shall be approved by Bank. The license hereby granted is solely for the use of Kohl’s and may be used as necessary to permit the exercise by Kohl’s of any of its rights under this Agreement to delegate obligations to Affiliate(s) and/or third party contractors. The license granted hereby may not be sublicensed in connection with the sale of Goods and/or Services without the prior written approval of Bank. Any subcontractor or third party shall agree to comply with all of the standards specified herein and the limitations on the use of the Bank Licensed Marks contained in this Section.

(b)	New Marks. If Bank adopts a trademark, trade name, service mark logo or other proprietary mark which is used by Bank in connection with its extension of bank card credit to customers but which is not listed on Schedule B hereto (a “New Mark”), Kohl’s may request that Bank add such New Mark to Schedule B hereto and license its use hereunder, Bank shall not unreasonably fail to do so, and such New Mark shall be added to Schedule B by amendment of this Agreement. The foregoing notwithstanding, it is understood and agreed that Bank shall not be required to add a New Mark to Schedule B if such New Mark was developed by Bank primarily for another charge, credit or debit program.

(c)	Termination of License. The license granted in this Section shall terminate six (6) months after the later of (i) the Program Purchase Date, (ii) termination of this Agreement, or (iii) Kohl’s gives written notice that it will not exercise its purchase option or the purchase option expires. Upon such termination of this license, as provided in this subsection (c), all rights in the Bank Licensed Marks shall revert to Bank, the goodwill connected therewith shall remain the property of Bank, and Kohl’s shall: (i) discontinue promptly all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) at Kohl’s option, delete the Bank Licensed Marks from or destroy all unused Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Bank Licensed Marks.

(d)	Ownership of the Bank Licensed Marks. Kohl’s acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which will adversely affect Bank’s exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by Kohl’s shall inure to the benefit of Bank. Nothing herein shall give Kohl’s any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Kohl’s shall not contest Bank’s title in and to the Bank Licensed Marks.

(e)	Infringement by Third Parties. Kohl’s shall use reasonable efforts to notify Bank, in writing, in the event that it has Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks by any credit provider and such infringement has an adverse effect upon the Program or the rights of Kohl’s hereunder, Kohl’s may request that Bank take action necessary to alleviate such adverse impact. Kohl’s shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

10.3	Ownership of Intellectual Property.

(a)	Ownership of Intellectual Property. Each party shall continue to own all of its Intellectual Property that existed as of the Effective Date. Each party also shall own all right, title and interest in the Intellectual Property it develops independently of the other party during the Term.

(b)	Joint Intellectual Property. Any Intellectual Property developed through the combined efforts of the parties during the Term of this Agreement shall be owned jointly by the parties. Each party shall have the right to use, license and otherwise exploit jointly owned Intellectual Property without any restriction or obligation to account to the other party; provided that Bank shall not use jointly owned Intellectual Property in connection with another retail department store during the Term and for an eighteen (18) month period following the end of the Term. Patents and inventions shall be deemed to be developed jointly only if employees or contractors of each party who have assigned all such patent rights to such party are deemed co-inventors under the patent law. Software and other works of authorship and associated copyrights shall be deemed to be jointly developed only if the parties are deemed co-authors of such software or other work of authorship under the copyright law or otherwise deemed co-owners of such copyright. Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights shall be deemed to be developed solely by one party. Thus, to the extent that a work created by one party is based on or incorporates

Intellectual Property of the other party but the parties are not joint inventors or joint authors under the patent or copyright law, respectively, then one party shall be the sole owner of the Intellectual Property in the underlying work and the other party shall be the sole owner of the Intellectual Property in the new work.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	General Representations and Warranties of Kohl’s.

To induce Bank to establish and administer the Program, Kohl’s makes the following representations and warranties to Bank, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term.

(a)	Corporate Existence. Kohl’s (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not have a material and adverse effect on Kohl’s ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Kohl’s current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material and adverse effect on Kohl’s ability to perform its obligations required hereunder.

(b)	Capacity; Authorization; Validity. Kohl’s has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of Kohl’s hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Kohl’s pursuant hereto. The execution and delivery by Kohl’s of this Agreement and all documents, instruments and agreements executed and delivered by Kohl’s pursuant hereto, and the consummation by Kohl’s of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of Kohl’s. This Agreement (i) has been duly executed and delivered by Kohl’s, (ii) constitutes the valid and legally binding obligation of Kohl’s, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)	Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Kohl’s, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Kohl’s is a party or by which it is bound, or by which Kohl’s assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Kohl’s ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Kohl’s; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Kohl’s is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Kohl’s ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Kohl’s is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Kohl’s ability to perform its obligations under this Agreement; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to make such filing or obtain such consent or approval would not have a material and adverse effect upon Kohl’s ability to perform its obligations under this Agreement.

(d)	Solvency. Kohl’s is solvent.

(e)	No Default. Neither Kohl’s nor, to the best of its Knowledge, its Affiliates are in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Kohl’s ability to perform its obligations under this Agreement, nor has Kohl’s received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Kohl’s of its obligations under this Agreement. No Kohl’s Event of Default has occurred and is continuing.

(f)	Books and Records. All of Kohl’s and, to the best of its Knowledge, its Affiliates’ records, files and books of account relating to the Program, including records provided to the Bank regarding Kohl’s Account activities, are in all material respects complete and correct and are maintained in accordance with Applicable Law.

(g)	No Litigation. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Kohl’s Knowledge, threatened against Kohl’s or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which Kohl’s is a party, which, if adversely determined, could have a material and adverse effect on Kohl’s ability to perform its obligations under this Agreement.

(h)	Kohl’s Licensed Marks. Kohl’s is the owner of the Kohl’s Licensed Marks and Kohl’s has the right, power and authority to license to Bank and authorized designees the use of the Kohl’s Licensed Marks in connection with the Program and the use of the Kohl’s Licensed Marks by said licensees in a manner approved (or deemed approved) by Kohl’s shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

11.2	General Representations and Warranties of Bank.

To induce Kohl’s to enter into this Agreement and participate in the Program, Bank makes the following representations and warranties to Kohl’s, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the Term.

(a)	Corporate Existence. Bank (i) is a banking corporation duly organized, validly existing, and in good standing under the laws of the United States with its home office as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as a banking corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder except to the extent that its non-compliance would not have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations hereunder; and has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Bank’s current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents, approvals or to provide such notices would not have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.

(b)	Capacity; Authorization; Validity. Bank has all necessary power and authority to (i) execute and enter into this Agreement, and (ii) perform all of the obligations required of Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligations of Bank, and (iii) is enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and financial institutions in particular and by general equity principles including those respecting the availability of specific performance).

(c)	Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of Bank; (iii) violate any Applicable Law or conflict with, or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Bank, the Program, the Accounts, the Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to make such filing or obtain such consent or approval would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement.

(d)	Solvency. Bank is solvent.

(e)	No Default. Neither Bank nor, to the best of its Knowledge, its Affiliates are in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement, nor has Bank received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Bank of its obligations under this Agreement. No Bank Event of Default has occurred and is continuing.

(f)	Books and Records. All of Bank’s and, to the best of its Knowledge, its Affiliates’ records, files and books of account relating to the Program are in all material respects complete and correct and are maintained in accordance with Applicable Law.

(g)	No Litigation. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which Bank is a party, which, if adversely determined, could have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement, nor, to the best of Bank’s Knowledge, do facts exist which might give rise to any such proceedings. Bank, further, is not the subject of any action by a regulatory authority; and is not subject to any agreement, orders or directives with any regulatory authority with respect to its operations affecting the Accounts, Cardholder Indebtedness and the Program, any other aspect of Bank’s business that relates to the Program or the ability of Bank to consummate the transactions specified herein.

(h)	FDIC Insurance. Bank is FDIC-insured, and to the best of Bank’s Knowledge, no proceeding is contemplated to revoke such insurance.

(i)	The Bank Licensed Marks. Bank is the owner of the Bank Licensed Marks and has the right, power and authority to license to Kohl’s the use of the Bank Licensed Marks in connection with the Program and the use of the Bank Licensed Marks by Kohl’s in a manner approved (or deemed approved) by Bank shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

11.3	General Covenants of Kohl’s.

Kohl’s makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement:

(a)	Maintenance of Existence and Conduct of Business. Kohl’s shall preserve and keep in full force and effect its corporate existence, other than in the event of a change in control, merger or consolidation in which Kohl’s is not the surviving entity.

(b)	Litigation. Kohl’s promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Kohl’s ability to perform its obligations hereunder.

(c)	Enforcement of Rights. Except as otherwise specified herein, Kohl’s shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, Accounts in the aggregate or Kohl’s ability to perform its obligations hereunder. Kohl’s shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program, the Accounts in the aggregate or Kohl’s ability to perform its obligations hereunder.

(d)	Reports and Notices. Kohl’s will provide Bank with a telephonic or telefacsimile notice specifying the nature of any Event of Default where Kohl’s is the defaulting party or Kohl’s Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Kohl’s Event of Default or any Event of Default where Kohl’s is the defaulting party or any development or other information which is likely to have a material and adverse effect on the Program, the Accounts in the aggregate or Kohl’s ability to perform its obligations pursuant to this Agreement. Notices pursuant to this Section 11.3(d) relating to Kohl’s Events of Default or any Event of Default where Kohl’s is the defaulting party shall be provided within two (2) Business Days after Kohl’s has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.3(d) shall be provided (i) within two (2) Business Days after Kohl’s becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this section shall be confirmed in writing to Kohl’s within five (5) Business Days after the transmission of the initial notice.

(e)	Applicable Law/Operating Procedures. Kohl’s shall at all times during the Term of this Agreement comply in all material respects with Applicable Law affecting obligations under this Agreement and the Operating Procedures.

(f)	Disputes with Cardholders. Kohl’s shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(g)	Affiliate Compliance. Kohl’s shall, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

11.4	General Covenants of Bank.

Bank makes the following covenants to Kohl’s, each and all of which shall survive the execution and delivery of this Agreement:

(a)	Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its corporate existence other than in the event of a change in control, merger or consolidation in which Bank is not the surviving entity.

(b)	Litigation. Bank promptly shall notify Kohl’s in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.

(c)	Enforcement of Rights. Except as otherwise specified herein, Bank shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, Kohl’s or Bank’s ability to perform its obligations hereunder. Bank shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on Kohl’s, the Program or Bank’s ability to perform its obligations hereunder.

(d)	Reports and Notices. Bank will provide Kohl’s with a telephonic or telefacsimile notice specifying the nature of any Event or Default where Bank is defaulting party any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default or any Event of Default where Bank is the defaulting party, or any development or other information which is likely to have a material and adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 11.4(d) relating to Bank Events of Default or any Event of Default where Bank is the defaulting party shall be provided within two (2) Business Days after Bank becomes aware of the existence of such default. Notices relating to all other events or developments described in this Section 11.4(d) shall be provided (i) within two (2) Business Days after Bank becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to Bank within five (5) Business Days after transmission of the initial notice.

(e)	Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law and the Operating Procedures. Bank shall at all times during the Term maintain its bank charter or such other charter that will permit it to fulfill all of its obligations hereunder and FDIC insurance.

(f)	Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of Bank’s financial transactions relating to the Program, are made in accordance with GAAP. Bank shall keep adequate records and books of account with respect to its activities, in which proper entries reflecting all of Bank’s financial transactions are made in accordance with generally accepted accounting principles. All of Bank’s records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.

(g)	Affiliate Compliance. Bank shall, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1	General Confidentiality.

(a)	For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of either Kohl’s or Bank to the other party or its agents in connection with the Program; or (ii) information about Kohl’s or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by Kohl’s or Bank in connection with this Agreement, including by accessing or being present at the business location of the other party; (D) proprietary technical information, including source codes; and (E) information about Credit Card usage that is not identifiable to Cardholders, which shall solely be the Confidential Information of Kohl’s. Confidential Information shall include Cardholder Data, the Qualified Kohl’s Customer List or Kohl’s Shopper Data and shall be governed by this Article 12 except as expressly provided elsewhere in this Agreement.

(b)	The restrictions on disclosure of Confidential Information under this Article 12 shall not apply to, with respect to Kohl’s or Bank, information that: (i) is already rightfully known to such party at the time it obtains Confidential Information from the other party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; (v) is required to be disclosed by Applicable Law (provided that the party subject to such Applicable Law shall notify the other party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other party in order to afford such other party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other party only to the extent required by such Applicable Law); or (vi) is developed by Kohl’s or Bank without the use of any proprietary, non-public information provided by the other party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c)	The terms and conditions of this Agreement shall be the Confidential Information of both Kohl’s and Bank and neither party shall disclose such terms and conditions without consent from the other party except as provided herein.

(d)	If Kohl’s or Bank receive Confidential Information of the other party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential information of the other party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

(e)	Upon reasonable request, Kohl’s and Bank each shall have the right to review the other party’s information security standards and shall notify the other party prior to materially modifying such procedures.

12.2	Use and Disclosure of Confidential Information

(a)	Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b)	Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by the provisions of this Article 12 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

12.3	Unauthorized Use or Disclosure of Confidential Information

Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information, of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information of the Disclosing Party which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

12.4	Return or Destruction of Confidential Information

Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may, if required by Applicable Law, retain one archived, encrypted copy of such material, subject to the terms of this Agreement which may be used solely for regulatory purposes and may not be used for any other purpose. For the avoidance of doubt, if the Receiving Party is not required to retain a copy by Applicable Law, then the Receiving Party shall not retain any copy, whether archived or not, and shall return or destroy such Confidential Information in accordance with this Section 12.4. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

ARTICLE 13

RETAIL PORTFOLIO ACQUISITIONS AND DISPOSITIONS

13.1	Retail Portfolio Acquisition.

Bank and Kohl’s agree as set forth in Schedule 13.1 with respect to retail portfolio acquisitions.

13.2	Retail Portfolio Disposition.

In the event that Kohl’s arranges for the disposition of any of its retail establishments in the United States, other than through a change of control of Kohl’s, during the Term of this Agreement, Kohl’s may, in its discretion, offer its designated purchaser the right to acquire the portion of the Program Assets related to such disposition and Bank shall provide all cooperation necessary to consummate such disposition to the same extent as if such disposition were a transfer of Program Assets upon the expiration of this Agreement as provided in Article 16; provided, that Kohl’s shall not exercise this right until the later of (i) eight (8) months following the Effective Date or (ii) the date as of which no more than ten percent (10%) of the Cardholder Indebtedness in existence as of the Effective Date remains outstanding. In addition, the parties agree as set forth in Schedule 13.2 with respect to retail portfolio dispositions.

ARTICLE 14

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

14.1	Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default hereunder:

(a)	A party shall fail to make a payment of any material amount due and payable pursuant to this Agreement and such failure shall remain unremedied for a period of five (5) Business Days after the non-defaulting party shall have given written notice thereof.

(b)	A party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any service level standard set forth in Schedule 7.3), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, and (ii) such failure shall either have a material and adverse effect on the Program or the Bank’s or Kohl’s Licensed Marks, or materially diminish the economic value of the Program to the other party.

(c)	Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an Event of Default if the party shall have initiated a cure within such time and such cure shall be completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material and adverse effect on the Program or materially diminish the economic value of the Program to the other party.

14.2	Defaults by Bank.

The occurrence of any one or more of the following events (regardless of the reason therefore) shall constitute an event of default by Bank hereunder:

(a)	Bank fails to settle Charge Transaction Data in full within forty-eight (48) hours of the time that such settlement payment is due.

(b)	Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank’s regular course of business.

(c)	The Federal Deposit Insurance Corporation or any other regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(d)	Bank shall (i) consent to the institution of proceedings specified in paragraph (b) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action.

(e)	JPMorgan Chase & Co. does not have at least an A rating from two nationally recognized statistical rating organizations, and Kohl’s does not receive reasonable financial assurances from JPMorgan Chase & Co. or Bank of the ability of Bank to perform its obligations under this Agreement.

14.3	Defaults by Kohl’s.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Kohl’s hereunder:

(a)	Kohl’s shall no longer be solvent or shall fail generally to pay its debts as such debts become due or there shall be a substantial cessation of Kohl’s regular course of business.

(b)	A petition under the U.S. Bankruptcy Code or similar law shall be filed against Kohl’s or any of its Affiliates and not be dismissed within sixty (60) days.

(c)	A decree or order by a court having jurisdiction (i) for relief in respect of Kohl’s pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Kohl’s or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Kohl’s shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(d)	Kohl’s shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Kohl’s or any substantial part of its properties, or (iii) take corporate action in furtherance of any such action.

14.4	Remedies for Events of Default.

In addition to any other rights or remedies available to the parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 14.1, the non-defaulting party shall be entitled, in addition to its termination rights under Article 15, to collect any amount indisputably in default plus interest based on the Federal Funds Rate and calculated on a three hundred and sixty (360) day year basis.

ARTICLE 15

TERM/TERMINATION

15.1	Term.

This Agreement shall continue in full force and effect for five (5) years from the Effective Date (the “Initial Term”). The Agreement shall renew automatically without further action of the parties for successive one (1) year terms (each a “Renewal Term”) unless Kohl’s or Bank provides written notice of termination at least six (6) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be.

15.2	Termination by Kohl’s Prior to the End of the Initial Term or a Renewal Term.

Kohl’s may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term upon any basis set forth in Schedule 15.2.

15.3	Termination by Bank Prior to the End of the Initial Term or Renewal Term.

Bank may terminate this Agreement prior to the end of the Initial Term or any Renewal Term upon the occurrence of a Kohl’s Event of Default or any other Event of Default where Kohl’s is the defaulting party.

ARTICLE 16

EFFECTS OF TERMINATION

16.1	General Effects.

(a)	All obligations of the parties including (i) operating the Program and servicing of the Accounts in good faith and in the ordinary course of their respective businesses, (ii) solicitations, marketing and advertising of the Program, and (iii) acceptance of applications through Kohl’s Channels in the ordinary course of business consistent with past practice, shall continue upon notice of termination of this Agreement by either party, except as the parties may mutually agree, subject to the terms of this Agreement, until the provisions of Sections 16.2 and 16.3 are satisfied. The parties will cooperate to ensure the orderly wind-down or transfer of the Program.

(b)	Upon the satisfaction of the provisions of Section 16.2 and 16.3, all obligations of the parties under this Agreement shall cease, except that the provisions specified in Section 18.23 shall survive.

16.2	Kohl’s Option to Purchase the Program Assets.

The parties agree as set forth in Schedule 16.2 with respect to Kohl’s option to purchase the Program Assets.

16.3	Rights of Bank if Purchase Option not Exercised.

Bank and Kohl’s agree as set forth in Schedule 16.3 with respect to the rights of Bank if the Purchase Option is not exercised.

ARTICLE 17

INDEMNIFICATION

17.1	Kohl’s Indemnification of Bank.

From and after the Effective Date, Kohl’s shall indemnify and hold harmless Bank, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, relating to third-party claims which are caused or incurred by, result from, arise out of or relate to:

(a)	Kohl’s gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)	any breach by Kohl’s or any of its Affiliates, or their respective employees, directors, officers or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement or of Kohl’s or its Affiliates’ obligations under any Credit Card Agreement, if any;

(c)	Kohl’s failure to satisfy any of its material obligations or liabilities to third parties, including its obligations to Cardholders in respect of the purchase of Goods and/or Services;

(d)	any actions or omissions by Bank taken or not taken at Kohl’s request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Kohl’s;

(e)	fraudulent acts by Kohl’s, its Affiliates, or their respective employees, directors, officers or agents;

(f)	the failure of Kohl’s to comply with Applicable Law unless such failure was the result of any action taken or not taken by Kohl’s at the specific written request or direction of Bank;

(g)	Kohl’s Inserts or Billing Statement messages;

(h)	allegations by a third party that the use of the Kohl’s Licensed Marks or any materials or documents provided by Kohl’s constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including trademark infringement or dilution, or copyright infringement; (iii) unfair competition or misappropriation of another’s ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference; or

(i)	Kohl’s Goods and/or Services charged to a Credit Card, including: (i) the quality or workmanship of such Goods and/or Services, (ii) the compliance of Kohl’s Goods and/or Services with Applicable Law, and (iii) product liability or warranty claims relating directly to the Kohl’s Goods and/or Services

17.2	Bank’s Indemnification of Kohl’s.

From and after the Effective Date, Bank shall indemnify and hold harmless Kohl’s, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, relating to third-party claims which are caused or incurred by, result from, arise out of or relate to:

(a)	Bank’s gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)	any breach by Bank or any of its Affiliates, or their respective employees, directors, officers or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement, or any Credit Card Agreement;

(c)	Bank’s failure to satisfy any of its material obligations or liabilities to third parties, including Cardholders;

(d)	any actions or omissions by Kohl’s taken or not taken at Bank’s request or direction pursuant to this Agreement, except where Kohl’s would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank;

(e)	fraudulent acts by Bank, its Affiliates, or their respective employees, directors, officers or agents;

(f)	any Account Documentation used by Kohl’s after Bank’s legal review and approval that fails to comply with Applicable Law unless such failure to comply is as a result of subsequent modification to such Account Documentation by Kohl’s;

(g)	the failure of Bank to comply with Applicable Law or the Operating Procedures unless such failure was the result of any action taken or not taken by Bank at the specific written request or direction of Kohl’s;

(h)	the Bank’s Inserts or Billing Statement messages;

(i)	the Bank’s failure to perform its obligations under the Purchase Agreement;

(j)	allegations by a third party that the use of the Bank Licensed Marks or any materials or documents provided by Bank constitutes: (i) libel, slander, and/or defamation; (ii) infringement of intellectual property, including trademark infringement or dilution, or copyright infringement, (iii) unfair competition or misappropriation of another’s ideas or trade secret; (iv) invasion of rights of privacy or rights of publicity; or (v) breach of contract or tortious interference; or

(k)	allegations by a third party that the use of the Bank Systems or anything provided by Bank under Section 4.10 (including the Bank Systems, software, hardware and licenses) constitutes infringement, misappropriation or violation of intellectual property unless such allegations are caused by a failure of Kohl’s, its personnel and any third parties engaged thereby to (i) have complied with all licenses and training provided pursuant to Section 4.10(b) after Bank has completed such training and other obligations set forth in Section 4.10(b), (ii) have maintained the confidentiality of all source codes accessed pursuant thereto in accordance with this Agreement, and (iii) use or alter the Bank Systems or anything provided by Bank under Section 4.10(b) in a manner consistent with the installation, implementation, tuning, maintenance and support therefor provided by Bank pursuant to Section 4.10(b) after Bank has completed such support and other obligations set forth in Section 4.10(b).

17.3	Procedures.

(a)	In case any claim is made, or any suit or action is commenced, against either party (the “Indemnified Party”) in respect of which indemnification may be sought by it under this Article 17, the Indemnified Party shall promptly give the other party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(b)	The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses shall be borne by the Indemnifying Party.

(c)	The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action.

(d)	The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

17.4	Notice and Additional Rights and Limitations.

(a)	If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article 17 may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b)	This Article 17 shall govern the obligations of the parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.

(c)	Notwithstanding anything to the contrary in this Agreement, no party shall be liable to the other for punitive, consequential, indirect or exemplary damages relating to or arising out of this Agreement, any breach hereof or any of the transactions provided for therein.

ARTICLE 18

MISCELLANEOUS

18.1 Precautionary Security Interest.

Kohl’s and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders. However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Kohl’s payment of and performance of all obligations of Kohl’s to Bank, Kohl’s hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired, together with the proceeds thereof: all Accounts, all indebtedness charged to Accounts, and all Charge Transaction Data. In addition, Kohl’s agrees to take any reasonable action requested by Bank, at Bank’s expense, to establish the first lien and perfected status of such security interest, and appoints Bank as Kohl’s attorney-in-fact to take any such action on Kohl’s behalf; provided that Bank shall be responsible for preparing any such documentation.

18.2 Securitization; Participation.

Bank shall have the right to securitize, pledge or participate the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time, in such a manner that allows Bank to obtain cash flows representing all or most of the economic benefits of owning such Cardholder Indebtedness. Such securitization, pledge or participation shall not affect Kohl’s rights or Bank’s obligations hereunder. Bank shall not securitize, pledge or participate the Cardholder Indebtedness in any manner that may be reasonably expected to encumber any of Kohl’s rights hereunder to purchase the Program Assets after the later of (i) the first eight (8) months following the Effective Date or (ii) the date as of which no more than ten percent (10%) of the Cardholder Indebtedness in existence as of the Effective Date remains outstanding. All uses of the Kohl’s Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of Kohl’s.

18.3 Assignment.

Except as provided in this Section 18.3, neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party; provided, however, that either party may, without the consent of the other party, assign this Agreement in whole or in part to an Affiliate of such party or as part of a transfer of all or substantially all of the assets of such party.

18.4 Sale or Transfer of Accounts.

Except as provided in Sections 13.2 and 18.3, the Bank shall not sell or transfer in whole or in part the Accounts.

18.5 Subcontracting.

It is understood and agreed that, in fulfilling its obligations under this Agreement, either party may utilize its Affiliates or other Persons to perform functions. The party shall be responsible for functions performed by such Affiliates or other Persons to the same extent the party would be responsible if it performed such functions itself.

18.6 Amendment.

Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and Kohl’s.

18.7 Non-Waiver.

No delay by a party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or at equity.

18.8 Severability.

If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

18.9 Waiver of Jury Trial.

The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

18.10 Governing Law.

This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal principles of conflict of laws, and applicable federal law.

18.11 Captions.

Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

18.12 Notices.

Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to Kohl’s:	Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin 53051
Attention: Chief Operating Officer

With a copy to:	Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin 53051
Attention: General Counsel
Fax: (262) 703-7274

If to Bank:	Chase Bank USA, N.A.
3 Christina Center
201 North Walnut Street
Wilmington, DE 19801
Attention: Chief Executive Officer

With a copy to:	General Counsel Chase Card Services
Chase Bank USA, N.A.
same address as above

18.13 Further Assurances.

Kohl’s and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

18.14 No Joint Venture.

Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between Kohl’s and Bank, and no act of either party shall be deemed to create any such relationship. Kohl’s and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

18.15 Press Releases.

Kohl’s and Bank each shall obtain the prior written approval of the other party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, Kohl’s and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other party relating thereto.

18.16 No Set-Off.

Kohl’s and Bank agree that each party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other party held by the party or (ii) any indebtedness or other liabilities at any time owing by the party to the other party, as the case may be, against or on account of any obligations owed by the other party under this Agreement, except as expressly set forth herein.

18.17 Conflict of Interest.

Each party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls. Each party shall review such standards, procedures and controls with reasonable frequency during the Term of this Agreement including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other parties hereto and with other third parties.

18.18 Third Parties.

There are no third-party beneficiaries to this Agreement. The parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a party to be created in favor of any person or entity other than the other party.

18.19 Force Majeure.

If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a party and could not have been prevented by reasonable precautions, then such party shall be excused from such performance to the extent of and during the period of such prevention, restriction, delay or interference, but in no event for more than a period of thirty (30) consecutive days, or five (5) consecutive days with respect to any payment obligation. A party excused from performance pursuant to this Section shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.6, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either party to settle a strike or other labor dispute when it does not wish to do so.

18.20 Entire Agreement.

This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by Kohl’s and Bank (or by any officer or employee of either of such parties) relating to the matters specified herein, and constitutes the entire agreement by the parties related to the matters specified herein or therein.

18.21 Binding Effect; Effectiveness.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

18.22 Counterparts/Facsimiles.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any telefacsimile of an executed counterpart shall be deemed an original.

18.23 Survival.

Upon the termination of this Agreement, the parties shall have the rights and remedies described herein. Upon such termination, all obligations of the parties under this Agreement shall cease, except that the obligations of the parties pursuant to Sections 6 (Cardholder and Customer Information), 10 (Licensing of Trademarks; Intellectual Property), 12 (Confidentiality), 16 (Effects of Termination), 17 (Indemnification), 18.9 (Waiver of Jury Trial and Venue) and 18.10 (Governing Law) shall survive the expiration or termination of this Agreement. In furtherance and not in limitation of the foregoing, Bank shall be entitled to collect Accounts in any lawful manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

KOHL’S DEPARTMENT STORES, INC.

By:	/s/ Arlene Meier
Name:	Arlene Meier
Title:	Chief Operating Officer

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ David Hoyt
Name:	David Hoyt
Title:	Senior Vice President